Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138554) of OneBeacon Insurance Group of our report dated June 27, 2007 relating to the financial statements of the OneBeacon 401(k) Savings Plan (formerly the OneBeacon Insurance Savings Plan), which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 28, 2007